S.E.Clark & Company, P.C.
Registered Firm: Public Company Accounting Oversight Board

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 24, 2009, accompanying the financial statements of United Mines, Inc. included in Form S-1 for the periods and years ended December 31, 2008 and 2007.  We hereby consent to the incorporation by reference of said report in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, to be filed with the Securities and Exchange Commission on or about September 25, 2009.

/s/ S.E.Clark & Company, P.C.

September 24, 2009
Tucson, Arizona

744 N. Country Club Road, Tucson, AZ 85716 (520) 323-7774 Fax 323-8174 seclarkcpa@aol.com